Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]

April 18, 2025

Regions Financial Corporation,
1900 Fifth Avenue North,
Birmingham, Alabama 35203.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) 20,633,403 shares of common stock (“Common Stock”), par value $0.01 per share, of Regions Financial Corporation, a Delaware corporation (the “Company”), (reduced by one share for every share subject to awards granted after December 31, 2024 under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “2015 Plan”), provided that no awards may be granted under the 2015 Plan after the effective date of the Regions Financial Corporation 2025 Long Term Incentive Plan (the “2025 Plan”), plus (ii) any shares of Common Stock subject to an outstanding award under the 2015 Plan that for any reason are cancelled, terminated, lapsed, expired, are forfeited, become unexercisable for any other reason or are settled for cash (in whole or in part) to the extent of such cancellation, termination, lapse, expiration, forfeiture, unexercisability or cash settlement (collectively, the “Securities”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that when the Post-Effective Amendment (the “Post-Effective Amendment”) to Registration Statement No. 333-203597 on Form S-8 relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s Amended and Restate Certificate of Incorporation and the 2025 Plan, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the 2025 Plan, the Securities will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP